Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 No.                     ) and related Prospectus of Shake Shack Inc. for the registration of 26,160,694 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2015, with respect to the balance sheet of Shake Shack Inc. included in its Annual Report (Form 10-K) for the period ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
October 8, 2015